Exhibit 5.1

MMTEC, INC.	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/FYC/174999.00001

19 November 2018

Dear Sirs

MMTEC, INC. (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about 22 October 2018. The Registration Statement relates to the offering (the Offering) of (i) 1,800,000 shares of a par value of US$0.001 per share each of the Company (the Offering Shares), and (ii) up to an additional 270,000 shares of a par value of US$0.001 per share to cover the over-allotment option to be granted to the underwriters (the Over-allotment Shares, and together with the Shares, the IPO Shares).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 12 November 2018 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 4 January 2018; and

(ii)	a copy of the memorandum and articles of association of the Company dated 4 January 2018 (the Memorandum and Articles).

Ogier

British Virgin Islands, Cayman Islands,
Guernsey, Jersey and Luxembourg

practitioners

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson David Nelson Anthony Oakes Oliver Payne James Bergstrom Marcus Leese

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 12 November 2018 (the Court Records, and together the Company Registry Records, the Public Records);

(c)	a certificate of incumbency in respect of the Company dated 15 November 2018 (the Certificate of Incumbency) issued by the registered agent of the Company;

(d)	a copy of the register of directors of the Company annexed to the Certificate of Incumbency (the ROD);

(e)	a copy of the register of members of the Company annexed to the Certificate of Incumbency (the ROM, and together with the ROD, the Registers);

(f)	a copy of the unanimous written resolutions of the directors of the Company dated 9 July 2018 and 19 November 2018 approving the Company’s filing of the Registration Statement and issuance of the IPO Shares (the Board Resolutions); and

(g)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolution remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of shares which the Company is required to issue to fulfil its obligation to issue the IPO Shares is 2,070,000 shares and the consideration payable for each Offering Share and Over-Allotment Share shall be no less than the par value of US$0.001 each;

(i)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records; and

(j)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 4 January 2018, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Share capital

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 500,000,000 shares of a single class each with a par value of US$0.001 par value (the Shares).

(c)	Based solely on the ROM, a total of 18,000,000 Shares are currently in issue as at the date thereof. Accordingly, assuming that the Company will not, from the date of this opinion, (i) undertake any further issuance, allotment or reservation of shares, or (ii) enter into any contractual commitments to issue, allot or reserve any new shares for any purposes other than the shares required to be issued pursuant to the Offering, or (iii) undertake any changes to its authorised share capital resulting in a reduction of the Company’s authorised but unissued shares available for issue, the Company has sufficient number of ordinary shares within its authorized share capital to ensure it is able to fulfil its obligation to issue the Offering Shares, plus any additional Overallotment Shares.

Valid Issuance of IPO Shares

(d)	The Offering Shares, when issued and sold in accordance with the Registration Statement and duly passed Board Resolutions and once consideration set forth in the Registration Statement is paid in full, will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

(e)	The Over-Allotment Shares, when issued and sold in accordance with the Registration Statement and duly passed Board Resolutions and once consideration set forth in the Registration Statement is paid in full, will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

Registration Statement - Taxation

(f)	The statements contained in the Registration Statement in the section headed “BVI Taxation”, in so far as they purport to summarise the laws or regulations of the British Virgin Islands, fairly and accurately summarise the matters referred to therein. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. Further, there can be no assurance that the British Virgin Islands Court will not take a contrary position. Our opinion expressed above is limited to the tax laws of the British Virgin Islands. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to thecommercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

4.3	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise),

4.5	and the following points should also be noted:

(a)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(b)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(c)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Offering Shares and the Over-Allotment Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier